STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT is made and entered into as of September 3, 2006 (this "Agreement") among Pinnacle Entertainment, Inc., a Delaware corporation ("Parent"), American Real Estate Holdings Limited Partnership, a Delaware limited partnership ("AREH"), and AREP Sands Holding, LLC, a Delaware limited liability company ("AREP Sands") (AREH and AREP Sands are each referred to herein as an "Icahn Affiliated Party" and, collectively, as the "Icahn Affiliated Parties").

WHEREAS, Parent, Atlantic Coast Entertainment Holdings, Inc., a Delaware corporation (the "Company" or "ACE Hi"), ACE Gaming, LLC, a New Jersey limited liability company ("ACE Lo"), AREH, AREP Boardwalk Properties LLC, a Delaware limited liability company ("Boardwalk"), PSW Properties LLC, a Delaware limited liability company ("MLK I"), AREH MLK LLC, a Delaware limited liability company ("MLK II"), Mitre Associates LLC, a Delaware limited liability company ("MLK III" and, together with Boardwalk, MLK I and MLK II, the "AREH Subs"), are entering into an Acquisition Agreement dated as of the date hereof (as the same may be amended or supplemented to reflect any Increased Parent Transaction (as defined in Section 5(a) below), the "Acquisition Agreement"); capitalized terms used but not defined herein shall have the meanings set forth in the Acquisition Agreement;

WHEREAS, the Icahn Affiliated Parties collectively Beneficially Own (as defined below) an aggregate of 6,344,074 shares of common stock, $0.01 par value per share, of the Company ("Company Common Stock"), consisting of 4,029,084 shares of Company Common Stock and 2,314,990 shares of Company Common Stock issuable upon conversion of $35,124,000 in aggregate principal amount of 3% Notes of the Company due July 22, 2008 ("3% Notes"), representing in the aggregate approximately 63.44% of the outstanding shares of Company Common Stock on a Fully Diluted Basis (as defined in Section 5). The Icahn Affiliated Parties do not Beneficially Own any of the warrants to purchase Company Common Stock at $0.01 per share ("Warrants");

WHEREAS, each Icahn Affiliated Party which is a record owner of shares of Company Common Stock (individually, a "Stockholder", and, collectively, the "Stockholders") is the record owner of shares of Company Common Stock set forth opposite its name on Schedule 1 hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares" of the Stockholder);

WHEREAS, each Icahn Affiliated Party which is a record holder of Warrants, other rights to acquire shares of Company Common Stock or 3% Notes is the record holder of such securities set forth opposite its name on Schedule 1 hereto (such Warrants, other rights and 3% Notes, together with any other securities or other interests in securities of the Company (other than the Subject Shares) acquired by such Icahn Affiliated Party after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Other Subject Securities" of such Icahn Affiliated Party);

WHEREAS, the Icahn Affiliated Parties Beneficially Own 7,748,744 shares of common stock, $.01 par value per share (the "GB Common Stock"), of GB Holdings, Inc. ("GB Holdings"), representing approximately 77.5% of the outstanding shares of GB Holdings' common stock. On September 29, 2005, GB Holdings filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"), Case No. 05-42736JHW, and is currently operating as a debtor in possession in such Chapter 11 case. Such Chapter 11 case of GB Holdings, and any all appeals and related proceedings (including without limitation those relating to any Federal or state avoiding statute, in a non-bankruptcy court), is referred to herein as the "Bankruptcy Case";

WHEREAS, each Icahn Affiliated Party which is a record holder of GB Holdings common stock is the record holder of such securities set forth opposite its name on Schedule 1 hereto; and

WHEREAS, as a condition to its willingness to enter into the Acquisition Agreement, Parent has requested that each Icahn Affiliated Party enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.  Representations and Warranties of Icahn Affiliated Parties. The Icahn Affiliated Parties jointly and severally represent and warrant to Parent as of the date hereof as follows:

(a)  Organization; Authority; Execution and Delivery; No Conflicts; Enforceability. Each Icahn Affiliated Party (if not a natural person) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each Icahn Affiliated Party has all requisite power and authority to execute and deliver this Agreement and (if it is a Stockholder) the Written Consent of the Holders of Common Stock of the Company attached hereto as Exhibit A (the "Stockholder Consent") and to perform its obligations hereunder and comply with the terms hereof. The execution and delivery by each Icahn Affiliated Party of this Agreement and the Stockholder Consent (if it is a Stockholder) and the performance of its obligations hereunder and compliance with the terms hereof have been duly authorized by all necessary action on the part of such Icahn Affiliated Party. Each Icahn Affiliated Party has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Icahn Affiliated Party, enforceable against such Icahn Affiliated Party in accordance with its terms. The execution and delivery by each Icahn Affiliated Party of this Agreement and the Stockholder Consent (if it is a Stockholder) do not, and the performance of its obligations hereunder and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien (other than Liens created pursuant to this Agreement) upon any of the assets of such Icahn Affiliated Party under, any provision of (i) any organizational documents of such Icahn Affiliated Party, (ii) any Contract to which such Icahn Affiliated Party is a party or by which assets of such Icahn Affiliated Party are bound or (iii) subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Law applicable to such Icahn Affiliated Party or the assets of such Icahn Affiliated Party, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not materially impaired or delayed, and are not reasonably likely to materially impair or delay, such Icahn Affiliated Party’s ability to perform its obligations hereunder or comply with the terms hereof. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to each Icahn Affiliated Party in connection with the execution, delivery and performance of this Agreement or the execution and delivery of the Stockholder Consent (if it is a Stockholder) or the performance of its obligations hereunder or the compliance with the terms hereof other than (x) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and (y) such other Consents, registrations, declarations or filings that are contemplated by the Acquisition Agreement or the failure of which to obtain or make are not, individually or in the aggregate, reasonably likely to materially impair or delay such Icahn Affiliated Party’s ability to perform its obligations hereunder or comply with the terms hereof.

(b)  The Subject Shares, Other Subject Securities and GB Holdings Securities. Each Stockholder is the record and Beneficial Owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the Beneficial Owners of, and has good and marketable title to, the Subject Shares set forth opposite its name on Schedule 1 attached hereto, free and clear of any Liens (other than Liens created pursuant to the terms of this Agreement or arising under federal or state securities Laws). Each Stockholder does not own, of record or Beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite its name on Schedule 1 attached hereto. Each Stockholder does not own, of record or beneficially, any other securities of or interests in the Company, or any options, warrants, convertible securities, exchangeable securities or other similar rights entitling the holder thereof to acquire shares of capital stock of the Company, other than the Subject Shares and the Other Subject Securities set forth opposite its name on Schedule 1 attached hereto. The Other Subject Securities are not entitled to vote on the approval of the Acquisition Agreement or the Purchase. Each Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. The Icahn Affiliated Parties and any Affiliates of Icahn do not own, of record or Beneficially, any shares of capital stock or other securities of or interests in the Company or GB Holdings other than the capital stock, other securities and interests set forth on Schedule 1 attached hereto and a loan made by AREH to GB Holdings in the original principal amount of $1,200,000.

(c)  The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). As of the date hereof, (i) 6,912,016 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, and (iii) no shares of Company Preferred Stock were issued or outstanding or reserved for issuance or were held by the Company in its treasury. As of the date of this Agreement, other than Warrants to acquire 619,096 shares of Company Common Stock and $37,458,970 in aggregate principal amount of 3% Notes which are convertible into 2,468,886 shares of Company Common Stock, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any kind relating to issued or unissued Company Capital Stock, (ii) securities convertible into or exchangeable for Company Capital Stock, (iii) obligations of the Company or any of its Affiliates to issue or sell any Company Capital Stock, or (iv) bonds, debentures, notes or other indebtedness of Company Capital Stock having voting rights (or convertible into securities having such rights) issued and outstanding. The Icahn Affiliated Parties own of record a majority of the outstanding shares of Company Common Stock.

SECTION 2.  Representations and Warranties of Parent. Parent hereby represents and warrants to the Icahn Affiliated Parties as follows: Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by the Acquisition Agreement. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated by the Acquisition Agreement have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated by the Acquisition Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of (i) any organizational documents of Parent, (ii) any Contract to which Parent is a party or by which any assets of Parent are bound or (iii) subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Law applicable to Parent or the assets of Parent, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not, and are not reasonably likely to, materially impair or delay Parent’s ability to consummate the transactions contemplated by the Acquisition Agreement. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by the Acquisition Agreement, other than such Consents, registrations and filings contemplated by the Acquisition Agreement.

SECTION 3.  Consent, Irrevocable Proxy and Related Covenants Relating to Stockholders. Each Stockholder covenants and agrees as follows, and the Icahn Affiliated Parties jointly and severally covenant and agree that they will cause each Stockholder to perform the following:

(a)  Immediately following the execution and delivery of this Agreement, each Stockholder shall, in accordance with Section 228 of the Delaware General Corporation Law, consent to the approval and adoption of the Acquisition Agreement and the transactions contemplated thereby by delivering to the Company the Stockholder Consent in respect to all of the Subject Shares set forth next to the name of the Stockholder on Schedule 1. Subject to any right of termination pursuant to an ACE Lo Termination (as defined below), such consent shall be irrevocable.

(b)  Each Stockholder hereby grants to Parent an irrevocable proxy to exercise, at any time and from time to time, solely in order to approve the Acquisition Agreement and the transactions contemplated thereby and the form, terms and provisions thereof and the consummation by the Company and ACE Lo of the transactions contemplated thereby, including the Purchase,: (i) all rights and powers of such Stockholder with respect to its Subject Shares to vote, give approvals, consents, call meetings, give, receive and waive notices of meetings, and grant proxies to others; and (ii) without limitation of the rights and powers referred to in the preceding clause (i), all voting, approval, consent and waiver rights and powers that such Stockholder possesses or may in the future possess as record owner or Beneficial Owner of its Subject Shares, provided, however, that until such time as the Stockholders have delivered to Parent the Stockholder Consent with respect to a majority of the outstanding shares of Company Common Stock, each Stockholder's irrevocable proxy grant to Parent shall include the power to exercise voting power with respect to such Stockholder's Subject Shares to prevent any other action, including any other merger and any consolidation, sale of assets or securities, reorganization or recapitalization, liquidation or winding up of the Company or ACE Lo or any other extraordinary transaction involving the Company or ACE Lo or any other corporate action the consummation of which could reasonably be expected to, directly or indirectly, frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by this Agreement or the Acquisition Agreement. By giving this proxy such Stockholder hereby revokes all other proxies granted by such Stockholder to vote any of its Subject Shares solely with respect to the foregoing matters. The power and authority hereby conferred shall not be terminated by any act of such Stockholder or by operation of law, by lack of appropriate power or authority or by the occurrence of any other event or events except the Closing or an ACE Lo Termination and shall be binding upon all such Stockholder's beneficiaries, distributees, successors, assigns and legal representatives. If, after execution of this Agreement, such Stockholder shall cease to have appropriate power or authority, Parent is nevertheless authorized and directed to vote the Stockholder's Subject Shares in accordance with the terms of this Agreement as if such lack of appropriate power or authority had not occurred and regardless of notice thereof. This proxy is irrevocable, is coupled with an interest and is granted in consideration of Parent's entering into the Acquisition Agreement. This proxy and all rights and powers conferred by this paragraph shall terminate upon the earlier to occur of (x) the Closing and (y) an ACE Lo Termination.

(c)  If the proxy granted in this Section 3 is invalid or is ineffective for any reason, each Stockholder hereby irrevocably agrees to vote, give approvals, consents, call meetings, give, receive and waive notices of meetings, and grant proxies to others in such manner as Parent may, in its sole discretion, deem necessary or, in Parent's reasonable discretion, desirable in order to secure the consent, adoption and approval by the stockholders of the Company of the Acquisition Agreement and the form, terms and provisions thereof and the consummation by the Company of the transactions contemplated thereby, including the Purchase. The obligations of each Stockholder and all rights and powers conferred under this Section 3(c) shall terminate upon the earlier to occur of (x) the Closing and (y) an ACE Lo Termination.

(d)  Each Stockholder agrees that Parent may deliver a copy of this Agreement to the Secretary of the Company and to any inspector or judges of elections, transfer agents, registrars or others to whom Parent wishes to give notice of the rights hereby granted.

SECTION 4.  Covenants of Icahn Affiliated Parties. The Icahn Affiliated Parties jointly and severally covenant and agree as follows:

(a)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which an Icahn Affiliated Party’s vote, consent or other approval is sought, such Icahn Affiliated Party agrees not to grant a proxy to any person to vote in favor of, and such Icahn Affiliated Party shall vote or consent (or cause to be voted or a consent given) the Subject Shares and Other Subject Securities of such Icahn Affiliated Parties against, (i) any Takeover Proposal, and (ii) any amendment of the Company's certificate of incorporation or bylaws or ACE Lo's operating agreement or other proposal or transaction involving the Company, ACE Lo, any AREH Sub or any subsidiary thereof, which amendment or other proposal or transaction in any manner is reasonably likely to impede, frustrate, prevent, delay or nullify any provision of the Acquisition Agreement, the Purchase or the consummation of any of the transactions contemplated hereby or thereby or change in any manner the voting rights of any class of Company capital stock. Each Icahn Affiliated Party shall not commit or agree to take any action inconsistent with the foregoing. The obligations of each Icahn Affiliated Party and all rights and powers conferred under this Section 4(a) shall terminate upon the earlier to occur of (x) the Closing and (y) an ACE Lo Termination.

(b)  Except as contemplated by this Agreement, no Icahn Affiliated Party shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders or other securityholders of the Company.

(c)  In any circumstance in which an Icahn Affiliated Party’s or its Affiliate's vote, consent or other approval is sought with respect to the AREH Subs, such Icahn Affiliated Party agrees not to, and shall cause its Affiliate not to, grant a proxy to any person to vote in favor of, and such Icahn Affiliated Party shall vote or consent (or cause to be voted or a consent given) any interests held by such Icahn Affiliated Parties or Affiliates against, (i) any AREH Subs Takeover Proposal, and (ii) any amendment of the AREH Subs' respective operating agreement or other organizational documents or other proposal or transaction involving the Company, ACE Lo, any AREH Sub or any subsidiary thereof, which amendment or other proposal or transaction in any manner is reasonably likely to impede, frustrate, prevent, delay or nullify any provision of the Acquisition Agreement, the Purchase or the consummation of any of the transactions contemplated hereby or thereby or change in any manner the voting rights of any class of Company capital stock. Each Icahn Affiliated Party shall (and shall cause any of its Affiliates) not commit or agree to take any action inconsistent with the foregoing. The obligations of each Icahn Affiliated Party and all rights and powers conferred under this Section 4(c) shall terminate upon the earlier to occur of (x) the Closing and (y) a Complete Termination (as defined below).

(d)  Prior to the Closing, the Icahn Affiliated Parties shall cause each of AREH's wholly-owned subsidiaries that hold 3% Notes (the "Applicable Subsidiaries") to convert the 3% Notes it holds into equity securities of the Company and to deliver a Demand Payment Notice (as defined in that certain indenture governing the 3% Notes, dated as of July 22, 2004, by and among the Company, ACE Lo and Wells Fargo Bank, National Association, as Trustee (the “Indenture”)) in order to cause the conversion of all 3% Notes held by others, in each case, in accordance with the terms of the Indenture (the "Conversion").

(e)  Other than pursuant to the Conversion, until after the earlier of the Closing or an ACE Lo Termination, each Icahn Affiliated Party shall not (and shall cause its Affiliates not to) directly or indirectly (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any Contract, option or other arrangement with respect to the Transfer of, or any profit sharing arrangement relating to, any Subject Shares, any Other Subject Securities or any securities or interests such Icahn Affiliated Party and its Affiliates owns or holds in GB Holdings, Boardwalk or the AREH Subs to or with any person other than pursuant to the Acquisition Agreement or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares or any Other Subject Securities or any securities or interests it owns or holds in GB Holdings, Boardwalk or the AREH Subs and shall not commit or agree to take any of the foregoing action, other than, in each case, any of the foregoing actions that, individually or in the aggregate, are not reasonably likely to impair or delay, such Icahn Affiliated Party’s or its Affiliates' ability to perform its obligations hereunder or comply with the terms hereof. The parties hereto hereby acknowledge and agree that financing activities by the Icahn Affiliated Parties, whether or not secured, that do not involve the direct Transfer of Subject Shares or Other Subject Securities are not restricted by this Sections (provided, however, that a foreclosure or other exercise of a secured party's right to take title to or dispose of collateral involving Subject Shares or Other Subject Shares shall be considered a direct Transfer). The obligations of each Icahn Affiliated Party and all rights and powers conferred under this Section 4(e) shall terminate upon the earlier to occur of (x) the Closing and (y) an ACE Lo Termination.

(f)  Each Icahn Affiliated Party acknowledges the terms and conditions of Section 9.4 (No Solicitation) of the Acquisition Agreement and agrees to comply with such terms and conditions to the extent applicable to such Icahn Affiliated Party.

(g)  Subject to the actions permitted to be taken in accordance with Section 9.4 of the Acquisition Agreement:

Each Icahn Affiliated Party shall use commercially reasonable efforts (it being understood that in no event shall such commercially reasonable efforts obligate any Icahn Affiliated Party to pay money) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably requested by Parent from the Icahn Affiliated Party in its capacity as a stockholder or other interestholder of the Company to consummate and make effective, in the most expeditious manner reasonably practicable, the Purchase and the other transactions contemplated hereby and by the Acquisition Agreement as in effect on the date hereof. In its capacity as a stockholder or other interestholder in GB Holdings, each Icahn Affiliated Party shall (and shall cause its Affiliates to) refrain from taking any action in the Bankruptcy Case for the purpose or with the intent of impeding, frustrating, preventing, delaying or nullifying any provision of the Acquisition Agreement or the Purchase or the consummation of any of the transactions contemplated hereby or thereby. In addition, each Icahn Affiliated Party agrees not to (and shall cause its Affiliates not to) authorize the filing of a bankruptcy petition by the Company or ACE Lo and not to directly or indirectly cause an involuntary bankruptcy petition to be filed against the Company or ACE Lo. The obligations of each Icahn Affiliated Party and all rights and powers conferred under this Section 4(g) shall terminate upon the earlier to occur of (x) the Closing and (y) an ACE Lo Termination.

(h)  The Icahn Affiliated Parties, on the one hand, and Parent and/or any of its Affiliates, on the other hand, shall not issue any press release or make any other public statement with respect to the Purchase or any transaction contemplated hereby or by the Acquisition Agreement, except after having provided the other the reasonable opportunity for review and comment on such press release or other public statement by, the other party to the extent practicable, except as any party, after consultation with counsel, determines is required by applicable law or applicable rule or regulation of any national securities exchange on such party's securities are listed; provided that the provisions of this paragraph shall not require prior consultation with respect to any disclosure containing the same or substantially similar information which the other party previously had the opportunity to review.

(i)  Each Icahn Affiliated Party hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Acquisition Agreement, the sale of substantially all the assets contemplated therein and the other transactions contemplated thereby.

SECTION 5.  Payments to Parent in the Event of an Alternative Disposition.

(a)  If:

(A)  the Acquisition Agreement is terminated pursuant to an ACE Lo Termination or a Complete Termination (i) by the Company pursuant to Section 11.1(g) of the Acquisition Agreement, (ii) by Parent pursuant to Section 11.(d) or Section 11.1(h) of the Acquisition Agreement, or (iii) by either Parent or the Sellers pursuant to Section 11.1(b) or 11.1(c), and, in the case of a termination described in clauses (i), (ii) or (iii), within twelve (12) months following such termination, the Company, ACE Lo, the AREH Subs, and/or any Icahn Affiliated Party or any of their Affiliates enters into a definitive agreement with respect to a Superior Proposal, Takeover Proposal and/or an AREH Subs Takeover Proposal (provided however that such requirement shall also be deemed satisfied in the event of a termination of the Acquisition Agreement described in clause (i) (I) in the event that the definitive agreement with respect to the Superior Proposal giving rise to such termination is entered into at any time following such termination but is not consummated and within twelve (12) months following the termination of the definitive agreement relating to such Superior Proposal the Company enters into any definitive agreement with respect to a Superior Proposal, Takeover Proposal and/or AREH Subs Takeover Proposal, or (II) in the event that the Company does not enter into the definitive agreement with respect to the Superior Proposal giving rise to such termination, but within twelve (12) months following the termination of discussions with the other party regarding such Superior Proposal (but in the case of this clause (II), in no event later than twenty-four (24) months following the termination of the Acquisition Agreement described in clause (i) above) the Company enters into any definitive agreement with respect to a Superior Proposal, Takeover Proposal and/or AREH Subs Takeover Proposal) and the transactions contemplated by such Superior Proposal, Takeover Proposal and/or AREH Subs Takeover Proposal (any such transaction, a “Third Party Transaction”) are consummated, or

(B)  prior to the earlier of (x) the Closing or (y) an ACE Lo Termination or a Complete Termination, an Applicable Court determines that GB Holdings is deemed to own (either directly or through one or more wholly-owned and/or majority-controlled subsidiaries or through nominees) the Casino Land and/or the Traymore Land and a Takeover Proposal and/or an AREH Subs Takeover Proposal (substituting GB Holdings for ACE Hi and ACE Lo in such definitions if applicable) in lieu of the Acquisition Agreement is (i) approved or required by an order of, or pursuant to an approved process (including without limitation an auction) ordered by, an Applicable Court and consummated or (ii) consummated pursuant to or in furtherance of the terms of a plan of reorganization in an Applicable Bankruptcy Case, including pursuant to any process (including without limitation an auction) conducted by a Chapter 7 or 11 trustee or a liquidating or creditors trust established in an Applicable Bankruptcy Case, whether by reorganization, recapitalization, dissolution, liquidation or otherwise (any such transaction, a “Bankruptcy Court Transaction”), or

(C)  (i) Parent matches or exceeds the terms of a Superior Proposal pursuant to Section 9.4(b) of the Acquisition Agreement or (ii) for any other reason (including without limitation pursuant to an auction or other proceeding by, or approved or required by, an Applicable Court or conducted pursuant to or in furtherance of the terms of a plan of reorganization in an Applicable Bankruptcy Case, including by a Chapter 7 or 11 trustee or a liquidating or creditors trust established in an Applicable Bankruptcy Case, whether by reorganization, recapitalization, dissolution, liquidation or otherwise), Parent increases the purchase consideration paid for the Purchase or other acquisition of the Properties (or entities owning the Properties) (any such transaction in clause (i) or (ii), an “Increased Parent Transaction” and together with any Third Party Transaction and any Bankruptcy Court Transaction, an “Alternative Disposition”) and the transactions contemplated by such Increased Parent Transaction are consummated, then the Icahn Affiliated Parties shall, jointly and severally, pay to Parent (in accordance with Section 5(c)) an aggregate amount in cash equal to the Excess Profit (as defined below), if any, realized by the Icahn Affiliated Parties and their Affiliates from the consummation of the applicable Alternative Disposition. The Excess Profit shall be paid to Parent irrespective of any amounts Parent receives as a consequence of breakup or termination fees, if any, they receive pursuant to the Acquisition Agreement, except that such fees are permitted to be included in the costs and expenses to be deducted from the calculation of the Excess Profit below to the extent that such fees are paid by ACE Hi out of the proceeds of such Alternative Disposition.

(b)  For purposes of this Section 5, the following terms shall have the meanings set forth below:

"Alternative Disposition Consideration" means, without duplication, the portion of the purchase price (as finally determined under the applicable definitive documents relating to such Alternative Disposition) that would be received directly or indirectly, by the Icahn Affiliated Parties and their Affiliates in respect of their debt claims and equity interests in the Company, ACE Lo and GB Holdings or any successor-in-interest or assignee of the foregoing pursuant to such Alternative Disposition (w) determined on a Fully-Diluted Basis (as defined below), (x) assuming the Company, ACE Lo, GB Holdings and any other entity holding such consideration were liquidated (disregarding any equitable subordination of interests or claims) immediately following the consummation of such Alternative Disposition, (y) after deduction of reasonable costs and expenses (but excluding income taxes of the security holders), and (z) valuing any non-cash consideration at its Fair Market Value (as defined below) on the date of such consummation; provided, however, that in no event shall GB Holdings be deemed to be an Affiliate of any Icahn Affiliated Parties. In the event that any Icahn Affiliated Parties or any of their Affiliates is the acquirer in an Alternative Disposition, the Fair Market Value of any continuing ownership interest in the entity or entities that result from such Alternative Disposition held by any Icahn Affiliated Parties or any of their Affiliates, together with any consideration conveyed by the acquirer, shall be considered Alternative Disposition Consideration realized by the Icahn Affiliated Parties and their Affiliates from such Alternative Disposition.

An "Applicable Court" shall mean the Bankruptcy Court or any other court in the Bankruptcy Case or any bankruptcy proceeding arising out of or relating to the GB Claims.

An "Applicable Bankruptcy Case" shall mean any of the Bankruptcy Case or any bankruptcy proceeding of any person or entity which has a direct or indirect ownership interest in the Casino Land and/or the Traymore Land (including without limitation the Company or ACE Lo).

"Baseline Amount" shall mean, without duplication, the portion of the Purchase Price (as defined in the form of Acquisition Agreement entered into on the date hereof, the “Initial Acquisition Agreement”)) (subject to all adjustments provided in the Initial Acquisition Agreement) that would have been received, directly or indirectly, by the Icahn Affiliated Parties and their Affiliates in respect of their debt claims and equity interests in the Company, ACE Lo and GB Holdings or any successor-in-interest or assignee of the foregoing pursuant to the consummation of the transactions contemplated by the Initial Acquisition Agreement (had such transactions been consummated on November 15, 2006 (w) determined on a Fully-Diluted Basis, (x) assuming the Company, ACE Lo, GB Holdings and any other entity holding such consideration were liquidated (disregarding any equitable subordination of interests or claims) immediately following the consummation of such Alternative Disposition, (y) after deduction of reasonable costs and expenses and payments to creditors (but excluding income taxes of the security holders), and (z) valuing any non-cash consideration at its Fair Market Value on the date of such consummation; provided, however, that in no event shall GB Holdings be deemed to be an Affiliate of any Icahn Affiliated Parties.  To the extent that such Alternative Disposition involves only the Casino Property (or ACE Lo) or portion thereof or only the Traymore Property (or Boardwalk) or portion thereof, then the Baseline Amount shall be adjusted to correspond to that portion of the Purchase Price in the Initial Acquisition Agreement corresponding to the Closing Ace Purchase Price or portion thereof or the AREH Purchase Price or portion thereof, as applicable.

"Excess Profit" means the amount by which the Alternative Disposition Consideration exceeds the Baseline Amount (but not less than zero) calculated consistent with the methodology set forth in Schedule 2 hereto.

"Fair Market Value" means, with respect to any non-cash consideration consisting of:

(i)  securities listed on a national securities exchange or traded on the Nasdaq National Market, an amount equal to the average closing price per share of such security as reported on such exchange or Nasdaq National Market for the ten trading days prior to the date of determination; and

(ii)  consideration which is other than securities of the form specified in clause (i) above, an amount determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination, provided further, that the reasonable and customary fees and expenses of all such investment banking firms shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the Fair Market Value of any non-cash consideration by the investment banking firm shall be binding upon the parties.

"Fully-Diluted Basis" shall mean the equity interests of the Company, ACE Lo and GB Holdings held by the Icahn Affiliated Parties and their Affiliates assuming that all outstanding Warrants of all holders thereof were exercised and that all options, other rights (other than the Warrants), convertible securities and exchangeable securities (including, without limitation, the 3% Notes) in the Company, ACE Lo and GB Holdings or any successor-in-interest or assignee of the foregoing outstanding on the date of consummation of the Alternative Disposition were exercised or converted into or exchanged for equity interests in the Company, ACE Lo and GB Holdings, in each case in accordance with the terms of such securities.

(c)   Calculation and Payment of Excess Profit.

(i)  Within three business days after the consummation of a Third Party Transaction or a Bankruptcy Court Transaction or concurrently with the consummation of an Increased Parent Transaction, as the case may be, the Icahn Affiliated Parties shall (i) pay to Parent the Icahn Affiliated Parties’ good faith estimate of the Excess Profit (the “Estimated Excess Profit”), if any, payable under this Section 5, by wire transfer of same day funds to an account designated by Parent to the Icahn Affiliated Parties in writing prior to the date of such payment and (ii) provide to Parent a written statement substantially in the form of Schedule 2 hereto illustrating the Icahn Affiliated Parties’ calculation of the Estimated Excess Profit, which calculation shall be performed on a basis consistent with Schedule 2 hereto. Within three business days following the date on which the purchase price payable pursuant to the applicable Alternative Disposition is finally determined under the applicable definitive documents relating to such Alternative Disposition (the “Final Purchase Price”), the Icahn Affiliated Parties shall provide to Parent a written statement (the “IAP Final Statement”) substantially in the form of Schedule 2 hereto illustrating the Icahn Affiliated Parties’ calculation of the final Excess Profit (the “IAP Final Excess Profit”) based on the Final Purchase Price, which calculation shall be performed on a basis consistent with Schedule 2 hereto.

(ii)  If Parent shall disagree with the calculation of the IAP Final Excess Profit, it shall, within thirty (30) business days after its receipt of the IAP Final Statement, notify the Icahn Affiliated Parties of such disagreement in writing, setting forth in detail the particulars of such disagreement. In the event that Parent does not provide such notice of disagreement within such thirty (30) business day period, Parent shall be deemed to have accepted the IAP Final Statement and the calculation of the IAP Final Excess Profit set forth therein, which shall be final, binding and conclusive for purposes of this Section 5 with respect to the payment of any Excess Profit.  In the event any such notice of disagreement is timely provided, Parent and the Icahn Affiliated Parties, in conjunction with their respective independent accounting firms, shall use commercially reasonable efforts for a period of ten (10) business days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Excess Profit. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm of recognized national standing with no existing relationship with any of the parties and which Parent and the Icahn Affiliated Parties shall not have otherwise retained on other matters prior to the resolution of the IAP Final Excess Profit or, to the extent Parent and the Icahn Affiliated Parties cannot agree on such independent accounting firm, an arbitrator from the National Panel of Professional Accounting and Related Services Disputes of the American Arbitration Association selected by the mutual agreement of Parent and the Icahn Affiliated Parties (the “Auditor”; provided, however, if Parent and ACE Hi have selected an Auditor pursuant to the Acquisition Agreement, then such Auditor shall be the Auditor under this Agreement) shall resolve any remaining disagreements provided, that if Parent and the Icahn Affiliated Parties cannot mutually agree on an Auditor, any remaining disagreements shall be resolved by a court of competent jurisdiction in accordance with Section 8(l) hereof. For the avoidance of doubt, the following procedures by the Auditor shall only be applicable if Parent and the Icahn Affiliated Parties mutually agree on the selection of an Auditor. The parties and the Auditor shall agree on reasonable procedures for determining the disputed line items; provided, that, that such procedures shall include the following: (i) each of Parent, on the one hand, and the Icahn Affiliated Parties, on the other hand, shall have the right to make one (1) written submission to the Auditor regarding the disputed line items submitted to the Auditor, (ii) each party shall have the right to make one (1) written submission to the Auditor in response to the other party’s written submission in subclause (i), (iii) the Auditor may submit follow-up questions to either party, and such parties shall have the right to respond to such questioning by the Auditor, (iv) each party shall have the right to submit one written response to the other party’s response to the Auditor pursuant to subclause (iii), and (v) copies of all written materials submitted to the Auditor (and summaries of all discussions with the Auditor) shall be promptly provided to the other party. The Auditor shall promptly deliver to Parent, on the one hand, and the Icahn Affiliated Parties, on the other hand, its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement and shall select either the position of Parent, on the one hand, or the Icahn Affiliated Parties, on the other hand, and no compromise position, with respect to each of the disputed line items submitted to the Auditor. The Auditor shall determine as promptly as practicable whether the IAP Final Statement and the calculation of the IAP Final Excess Profit set forth therein was prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Auditor, whether and to what extent (if any) the Estimated Excess Profit requires adjustment. The Auditor shall promptly deliver to Parent and the Icahn Affiliated Parties its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be (x) consistent with either the position of Parent or the Icahn Affiliated Parties or (y) between the positions of Parent and the Icahn Affiliated Parties (the amount of Excess Profit, if any, as finally determined pursuant to this Section 5(c)(ii), the “Final Excess Profit”). The fees and expenses of the Auditor shall be paid one-half by Parent and one-half by the Icahn Affiliated Parties. The determination of the Auditor shall be final, binding and conclusive for purposes of this Section 5 and enforceable as an arbitration award, and shall represent the exclusive remedy with respect to the determination of any Excess Profit. The date on which the Excess Profit is finally determined in accordance with this Section 5(c) is hereinafter referred to as the “Excess Profit Determination Date.”

(iii)  Within three business days of the Excess Profit Determination Date, the amount (which may be a positive or negative number) equal to (x) the Final Excess Profit, minus (y) the Estimated Excess Profit (such amount, the “Excess Profit Adjustment”) shall be paid (A) from Parent to the Icahn Affiliated Parties (if the Excess Profit Adjustment is a negative amount), in cash by wire transfer of immediately available funds to an account designated in writing by the Icahn Affiliated Parties to Parent prior to the date of such payment or (B) from the Icahn Affiliated Parties to Parent (if the Excess Profit Adjustment is a positive amount), in cash by wire transfer of immediately available funds to an account designated in writing by Parent to the Icahn Affiliated Parties prior to the date of such payment.

SECTION 6.  Termination. This Agreement, other than Section 4(c) and Section 5 hereof, shall terminate upon the earliest of (i) the Closing and (ii) an ACE Lo Termination, other than with respect to the liability of any party for breach hereof prior to such termination. Section 4(c) shall terminate upon the earliest of (i) the Closing and (ii) a Complete Termination. Section 5 hereof shall terminate upon the expiration of all rights thereunder.

SECTION 7.  Additional Matters.

(a)  The Icahn Affiliated Parties shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Acquisition Agreement.

(b)  No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer of the Company. Each Stockholder signs solely in its capacity as the record holder and Beneficial Owner of, or the trustee of a trust whose beneficiaries are the Beneficial Owners of, the Stockholder’s Subject Shares and/or Other Subject Securities and nothing herein shall limit or affect any actions taken by any Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Acquisition Agreement.

SECTION 8.  General Provisions.

(a)  Definition of Beneficially Own or Beneficial Ownership. For purposes of this Agreement, the terms "Beneficially Own" or "Beneficial Ownership" or variants thereof with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons (who are Affiliates of such Person excluding officers and directors of the Company) who together with such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

(b)  Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(c)  Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 13.3 of the Acquisition Agreement and to the Stockholders at their respective addresses set forth on Schedule 1 hereto (or at such other address for a party as shall be specified by like notice).

(d)  Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereby", "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented unless otherwise specified. References to a person are also to its permitted successors and assigns.

(e)  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(f)  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against any Stockholder when one or more counterparts have been executed by the Stockholder and delivered to Parent. In respect of each Stockholder, this Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to each Stockholder. Each party need not sign the same counterpart.

(g)  Trust Funds. In the event that any party hereto should receive any funds that are to be paid to another party pursuant to the terms of this Agreement, then the receiving party shall hold such funds in trust for the benefit of the party entitled to receive such funds and shall promptly pay such funds to the party entitled to receive such funds in accordance with this Agreement.

(h)  Recapitalization. In the event of a stock dividend or distribution, or any change in the Subject Shares or Other Subject Securities by reason of any split-up, recapitalization, combination, merger, consolidation, exchange of securities or the like, or change or exchange ordered by any Applicable Court, the terms "Subject Shares" and "Other Subject Securities" shall include, without limitation, all such stock dividends and distributions and any securities, interests or claims into which for which any or all of the Subject Shares or Other Subject Securities (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event (the "New Interests") and all obligations in this Agreement, including the obligation to grant a security interest, shall relate to the New Interests, to the extent applicable.

(i)  Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(j)  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(k)  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that (a) Parent may, without such prior written consent of any other party hereto, transfer or assign its rights hereunder (including without limitation its right to receive Excess Profits) to one or more of its direct or indirect subsidiaries, written notice of which shall be given to the Icahn Affiliated Parties, provided that no transfer or assignment shall relieve Parent from any of its agreements or obligations hereunder. Any assignment in violation of this Section 8(k) shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(l)  Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any transaction in any court other than a Delaware state court or any Federal court sitting in the State of Delaware and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated hereby.

(m) Definition of "ACE Lo Termination" and "Complete Termination". For purposes of this Agreement, the term "ACE Lo Termination" shall mean either (i) a termination of the Acquisition Agreement in accordance with its terms as between Buyer and the ACE Selling Parties pursuant to Section 11.1(g) of the Acquisition Agreement or (ii) a Complete Termination. For purposes of this Agreement, the term "Complete Termination" shall mean a termination of the Acquisition Agreement in accordance with its terms as between Buyer and the Selling Parties pursuant to any provision of Section 11.1 of the Acquisition Agreement other than Section 11.1(g) thereof. In the event that Buyer elects to effect a Revival pursuant to Section 9.4(e)(iii) of the Acquisition Agreement, then the rights and obligations of Parent and the Icahn Affiliated Entities under this Agreement shall also be reinstated in full, to the extent possible, on the same terms and conditions as in this Agreement, modified as appropriate to reflect changes in the timing and circumstances surrounding the transaction, and the parties shall enter into appropriate documents and agreements for such reinstatement as promptly as practicable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

PINNACLE ENTERTAINMENT, INC.

By: /s/ Daniel R. Lee
Name: Daniel R. Lee
Title: Chief Executive Officer

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

S-1

ICAHN AFFILIATED PARTIES

AMERICAN REAL ESTATE HOLDINGS
LIMITED PARTNERSHIP
By: American Property Investors, Inc.,
general partner

By: /s/ Hillel Moerman
Name: Hillel Moerman
Its: CFO

AREP SANDS HOLDING, LLC
By: American Real Estate Holdings
Limited Partnership, sole member
By: American Property Investors, Inc., general partner

By: /s/ Hillel Moerman
Name: Hillel Moerman
Its: CFO

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

S-2

EXHIBIT A

WRITTEN CONSENT

OF THE

HOLDERS OF COMMON STOCK

OF

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.

Dated as of [          ], 2006

Pursuant to Section 228 of the General

Corporation Law of the State of Delaware

The undersigned, the holder of record of 4,029,084 shares of Common Stock, $0.01 par value per share (the "Company Common Stock"), of Atlantic Coast Entertainment Holdings, Inc., a Delaware corporation (the "Company"), representing at least a majority of the issued and outstanding shares of Company Common Stock, hereby consents to the adoption of the following resolutions without a meeting pursuant to Section 228(a) of the Delaware General Corporation Law with the intent that said resolutions shall be as valid and effectual as if they had been adopted and ratified at a formal meeting of stockholders duly convened, which consent will be effective when the minimum number of shares required to approve the action are obtained:

WHEREAS, the Board of Directors of the Company (the "Board") has approved and the parties have entered into that certain Acquisition Agreement dated as of September 3, 2006 by and among Pinnacle Entertainment, Inc., a Delaware corporation ("Parent"), the Company, ACE Gaming, LLC, a New Jersey limited liability company ("ACE Lo") and American Real Estate Holdings Limited Partnership, a Delaware limited partnership ("AREH"), AREP Boardwalk Properties LLC, a Delaware limited liability company ("Boardwalk"), PSW Properties LLC, Delaware limited liability company ("MLK I"), AREH MLK LLC, a Delaware limited liability company ("MLK II"), Mitre Associates LLC, a Delaware limited liability company ("MLK III"), pursuant to which the Company will sell substantially all of its assets to Parent or its assignee (the "Proposed Purchase");

WHEREAS, reference is made to the Stockholders Agreement by and among Parent and the Stockholders of the Company party thereto (the "Stockholders Agreement");

NOW, THEREFORE, BE IT RESOLVED that the form, terms and provisions of the executed Acquisition Agreement, in the form attached hereto as Exhibit A, are hereby approved and adopted in all respects, and that the Proposed Purchase described therein is hereby approved;

RESOLVED FURTHER, that the number of shares of Common Stock of the Company set forth in the preamble above are owned of record by the undersigned on the date of this consent and that this consent is being given with respect to all of the shares of Common Stock of the Company set forth in the preamble above;

RESOLVED FURTHER, that the directors and officers of the Company be, and they are or any one of them is, hereby authorized, empowered and directed, from time to time, in the name and on behalf of the Company under its seal, if desired, to execute, make oath to, acknowledge and deliver, any and all agreements, orders, directives, certificates, notices, assignments and other documents, instruments and papers and to take or cause to be taken such steps as they may determine to be necessary, appropriate or advisable to carry out the intent and purposes of the foregoing resolutions, such determination to be evidenced conclusively by the execution and delivery of such documents and the taking of such steps.

This action by written consent may be signed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. This action shall be delivered, by hand or by certified or registered mail, return receipt requested, to the Company by delivery to its registered office in the State of Delaware, to the Company's principal place of business or to an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders of the Company are recorded, pursuant to Section 228(a) of the General Corporation Law of the State of Delaware and shall be effective as of the date of such delivery.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the date first set forth above.

AREP SANDS HOLDING, LLC

By:
Name:
Its:

Exhibit A